Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Preliminary Prospectus of AIM ImmunoTech Inc. (formerly, Hemispherx Biopharma, Inc.) of our report dated March 30, 2018, relating to the consolidated financial statements of Hemispherx Biopharma, Inc. and subsidiaries as of December 31, 2017 and for the year then ended, appearing in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in such Preliminary Prospectus, which is a part of this Registration Statement.

/s/ RSM US LLP

Blue Bell, Pennsylvania
September 6, 2019